Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

June 14, 2002

Dear Sir/Madam:

We have read the first sentence of paragraph one (as it relates to our firm) and paragraphs two, three and four of Item 4 included in the Form 8-K/A dated May 22, 2002 of Renaissance Learning, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

By: /s/ Thomas J. Enders
Thomas J. Enders